Exhibit 99.1

VAALCO ANNOUNCES BINDING LETTER OF INTENT

FOR FSO AT ETAME

HOUSTON – August 25, 2021 – VAALCO Energy, Inc. (NYSE: EGY; LSE: EGY)  (“VAALCO” or the “Company”)  today announced that its affiliate VAALCO Gabon, SA (“VAALCO Gabon”) has signed a binding letter of intent (“LOI”) with World Carrier Offshore Services Corp. (“World Carrier”) to provide and operate a Floating Storage and Offloading (“FSO”) unit at VAALCO’s Etame Marin field offshore Gabon for up to eight years with additional option periods available upon the expiration of the current Floating Production, Storage and Offloading (“FPSO”) contract in September 2022.  The non-binding LOI with Omni Offshore Terminals Pte Ltd, which VAALCO announced in April of this year, expired without any mutually agreeable contract being reached.

Key Highlights

•	Signed a binding LOI with World Carrier to enter into a Bareboat Contract and Operating Agreement to provide and operate the Cap Diamant, a double-hull crude tanker built in 2001, as an FSO;
•	The Bareboat Contract and Operating Agreement will become effective upon approval from the Etame joint owners which is expected by early September 2021;
•	Compared to the current FPSO solution:
•	Reduces storage and offloading costs almost 50%;
•	Lowers total operating costs at Etame by approximately 17% to 20% through 2030;
•	Increases effective capacity for storage by over 50%, allowing for greater operational and lifting flexibility and a material reduction in per barrel lifting costs;
•	Expected to lead to an extension of the economic field life, resulting in a corresponding increase in recovery and reserves at Etame;
•	Requires a prepayment of $2 million gross ($1.3 million net) in 2021 and $5 million gross ($3.2 million net) in 2022 of which $6 million will be recovered against future rentals; and

•	Forecasting capital costs including field reconfiguration and the 2021/2022 drilling program to be funded with cash from operations and cash on hand.

George Maxwell,  VAALCO’s Chief Executive Officer, commented, “We are very pleased to finalize an agreement with World Carrier that will allow us to sustain our operational excellence and robust financial performance at Etame through 2030. Additionally, this new solution costs almost 50% less than the current FPSO solution and will reduce our overall costs by approximately 17% to 20%.  Current total field level capital conversion estimates are $40 to $50 million gross ($26 to $32 million net to VAALCO) spread across 2021 and 2022.  This capital investment is projected to save approximately $20 to $25 million gross per year ($13 to $16 million net to VAALCO) in operational costs through 2030, giving the project a very attractive payback period of only two to two and a half years.

It is clear this is a very economical solution for VAALCO and should help us to enhance the profitability of our flagship asset at Etame and materially increase stakeholder returns.    We  expect to have the FSO in place and operating in September 2022 prior to when our current FPSO contract expires. We will continue to maximize the value opportunities for our shareholders and look forward to beginning our next drilling campaign at Etame later this year.”

Further Details

VAALCO has studied several alternatives regarding the expiration of the contract on its current FPSO in September 2022.  The proposed development approach utilizing an FSO with all processing on existing platforms aligns with VAALCO’s ongoing strategy to reduce operating costs and extend field life.  This is particularly attractive due to the potential for meaningful ongoing operating cost reductions over its term compared with the current FPSO arrangement and other options analyzed, as well as removing both the risk of life extension costs on the existing vessel.

Once the field is reconfigured, the agreement with World Carrier to convert and operate the Cap Diamant is expected to lead to annual operating expense savings of around $20 to $25 million gross ($13 to $16 million net to VAALCO) over the life of the new agreement, resulting in a fast payback of its invested capital and enhanced margins going forward.  These savings are achieved due to a more simplified processing system that avoids duplication of processing on the platforms and again on the FSO.  This change is expected to reduce or eliminate the need for ongoing life extension costs, in addition to a significant reduction in planned/unplanned downtime.  Additionally, VAALCO continues to believe that the capital costs for the field reconfiguration and the upcoming planned 2021/2022 drilling campaign can be funded with cash from operations and cash on hand.

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 63.6% participating interest in the Etame Marin block, located offshore Gabon, which to date has produced over 120 million barrels of crude oil and of which the Company is the operator.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Jon Krinks/ James Husband	VAALCO@buchanan.uk.com

Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include statements related to the impact of the COVID-19 pandemic, including the recent sharp decline in the global demand for and resulting global oversupply of crude oil and the resulting steep decline in oil prices, production quotas imposed by Gabon, disruptions in global supply chains, quarantines of our workforce or workforce reductions and other matters related to the pandemic, well results, wells anticipated to be drilled and placed on production, future levels of drilling and operational activity and associated expectations, the implementation of the Company’s business plans and strategy, prospect evaluations, prospective resources and reserve growth, its activities in Equatorial Guinea, expected sources of and potential difficulties in obtaining future capital funding and future liquidity, its ability to restore production in non-producing wells, our ability to find a replacement for the FPSO or to renew the FPSO charter, future operating losses, future changes in crude oil and natural gas prices, future strategic alternatives, future and pending acquisitions, capital expenditures, future drilling plans, acquisition and interpretation of seismic data and costs thereof, negotiations with governments and third parties, timing of the settlement of Gabon income taxes, and expectations regarding processing facilities, production, sales and financial projections.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control.  These risks include, but are not limited to, crude oil and natural gas price volatility, the impact of production quotas imposed by Gabon in response to production cuts agreed to as a member of OPEC, inflation, general economic conditions, the outbreak of COVID-19, the Company’s success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR.